Exhibit 6.1

Engagement Agreement For Broker-Dealer Services

This Broker-Dealer Service Agreement (“Agreement”) is made and entered into as of May 1, 2023 by and between JumpStart Securities, LLC (“Jumpstart”, “us, “our”, or “we”) and Cloudastructure, a Delaware corporation (“Issuer”, “you” or “your”).

Whereas, Jumpstart is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority ("FINRA") providing capital markets compliance and other services for market participants, including issuers conducting offerings of securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), including Regulation A, as amended. In servicing this market, Jumpstart has created and maintains proprietary tools and technology, negotiated third-party integrations, and has developed operational services, including limited customer service and compliance, to provide certain back-end tools, operations, digital marketing and specific compliance services to issuers raising capital; and,

Whereas, Issuer is undertaking a capital raising effort pursuant to an exemption from registration of its securities (the "Offering"); and,

Whereas Issuer recognizes the benefit of having Jumpstart, as a regulated market participant, provide certain services as described herein for itself and proposed investors in its Offering, and therefore Issuer desires to retain Jumpstart and Jumpstart desires to be retained by Issuer pursuant to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Retention:

a. Issuer hereby retains Jumpstart to provide the services set forth in Section 2 below (the "Services") during the Offering period, commencing on the date hereof and until the earlier of the completion or cancellation of the Offering or the termination of this Agreement as provided in Section 8 hereof.

b. Jumpstart shall serve as the back-office service provider for all potential investors in the Offering as requested by the Issuer. However, Jumpstart will not provide direct marketing services to investors who are introduced to the Offering by a registered broker-dealer that entered into a selling agreement with Jumpstart or directly with Issuer for the Offering.

c. Issuer agrees to provide Jumpstart with due diligence information and materials as it reasonably requests and undertakes to update such information and materials throughout the Offering as may be necessary for accuracy.

d. Jumpstart will consult with Issuer with respect to the Offering, and the terms and structure thereof; however, the final decisions will be determined solely and exclusively by Issuer and its advisers in meeting its capital needs. Jumpstart will also consult with Issuer concerning marketing and distribution. Issuer will provide Jumpstart with copies of the Offering materials and disclosures, including an investor subscription agreement and the offering circular (collectively, the "Offering Circular"). Issuer acknowledges that Jumpstart is acting as a placement agent for the Offering, the placement of securities is not guaranteed, and it will not at any time provide any legal or accounting advice to Issuer.

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2. Services:

a. JumpStart Securities Responsibilities — JumpStart agrees to:

A. i. JumpStart Securities may market the offering on a schedule via direct digital mailings to a selection of its previous investors that best meets parameters selected by Jumpstart for general suitability, and via social media to potential investors using Issuer’s marketing assets and identified audiences, and solicit interest from investors that contact Jumpstart and meet the suitability, sophistication, and purchase criteria for the Offering;

B. Accept investor data from Issuer, generally via any software system used to capture investors, but also via other means as may be established by mutual agreement of the Parties;

C. Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering ("AML."), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

D. Review subscription agreements received from prospective investors to confirm they are complete and meet customer specific suitability, as applicable;

E. Contact Issuer and/or Issuer's designees, if needed, to gather additional information or clarification from/for prospective investors;

F. Advise Issuer as to permitted investment limits for investors pursuant to Regulation A;

G. Provide Issuer with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

H. Serve as registered agent where required for state blue sky requirements for prospective investors that are solicited directly by it or where it otherwise recommends the Issuer's securities or provides investment advice to any prospective investor;

I. Transmit data to transfer agent as book-entry data for maintaining Issuer's responsibilities for managing investors (investor relationship management, aka "CRM") and for maintaining future good-delivery and recordkeeping;

b. Issuer Responsibilities — Issuer agrees to:

i. Refer investor data, at its sole and arbitrary discretion, to Jumpstart Securities;

ii. Ensure investors that contact them directly understand they are making a "self- directed" decision, and provide Jumpstart with all information and data required to ascertain whether the investor is eligible to invest in the Offering and the investment threshold, if applicable;

iii. Immediately, but not later than within 24 hours, notify Jumpstart with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering;

iv. Comply with state and federal laws and rules; and

v. Not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering.

vi. Provide marketing assets, acceptable to Jumpstart, for the marketing of securities in the Offering. Marketing assets must meet the FINRA Content Standards, and would be reviewed by Jumpstart prior to use.

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c. Marketing of Offering - Issuer represents that it will ensure the marketing and promotional activities it engages in, as related to the Offering, are not materially misleading and in compliance with all SEC rules and regulatory guidance, as well as industry best practices. Issuer will not compensate any person for directly selling securities unless such person is associated with a FINRA member broker- dealer and is appropriately registered with both the SEC and the state(s) in which the investors reside. Issuer may use Jumpstart's name but only to extent set forth in Section 6 of this Agreement.

3. Compensation: For services provided under this Agreement, the terms and payments shall be:

c. Broker-Dealer Commission Fee: For providing services broker-dealer fee will be 1.00% (one percent) of the amount raised in the Offering from the sale of Units to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. The Issuer will not pay a commission in connection with the exercise of the Warrants.

Fees may be reduced on a case-by-case basis, or as required in compliance with FINRA rules. For these purposes, an email from Jumpstart to Issuer will constitute sufficient evidence of an alteration of the fees contained in this Agreement. Any alteration to the fees shall not be interpreted to be, or constitute an amendment or general waiver of other terms of this Agreement unless specifically set forth by Jumpstart in writing.

d. Expenses: Issuer will be responsible for and pay directly (i) fees due to FINRA for filings made with respect to the Offering, if necessary.

e. Payment Terms: Jumpstart will charge Administrative service fees directly to Issuer via ACH- debit and Issuer hereby authorizes such payment. Brokerage service fees are due upon the sale of securities to investors and Issuer agrees and directs that they will be paid from the flow of funds upon the acceptance by the Issuer of any investor, with such acceptance being conditional on the terms of the Offering. Once the Issuer countersigns the investor subscription the investors are accepted. The parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

4. Warranties and Representations: The Issuer and Jumpstart represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound, and further:

a. Jumpstart warrants and represents to the Issuer that:

i. It is an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;

ii. It is duly registered in states where investors reside;

iii. Its personnel who provide services to the Issuer are licensed securities representatives and/or principals, as required by regulations for the business being conducted;

iv. It will not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;

v. It will not solicit or sell investors any other services or investment products; and

vi. It will not provide any investment advice nor any investment solicitation or recommendations to any investor.

b. Issuer warrants and represents to Jumpstart that:

i. The offering materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ii. It will duly comply with all applicable state and Federal laws, rules and regulations and make all filings as required.

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5. Non-Exclusivity, No Underwriting: This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any business activities, with the exception of syndication activities of the Offering. In the instance the Offering is syndicated, Jumpstart will retain the right of first refusal to act as syndicate manager over the Offering, approving the syndication structure, syndicate participants, and form of syndication/selling agreements to be used. Compensation for the role and activity associated with acting as syndicate manager, will be negotiated once the Offering is expected to be syndicated.

6. Limited License of Trademarks. During the term of this Agreement, Issuer may request to use Jumpstart's name, logo and trademarks on its website and other marketing materials, but Jumpstart must approve in advance the specific uses intended by Issuer. Generally, the use of Jumpstart's name, logo or trademarks is not used in a manner that implies the Offering is endorsed, recommended, or vetted by Jumpstart, or that Issuer or its agents are authorized to act as a securities agent or a representative of Jumpstart. Furthermore, it is agreed that Jumpstart and Issuer each, in perpetuity, have the option to use the name and logo of one another in disclosing the existence of this business relationship.

7. Independent Contractor: It is agreed that Jumpstart and Issuer are independent contractors for the business and services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and Jumpstart have anything other than an arm's length and independent relationship. Both Jumpstart and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses. Jumpstart is not a fiduciary of the Issuer or its management or board of directors in regard to any of the Services provided under this Agreement.

8. Term and Termination: This Agreement is effective beginning on the date set forth above through the completion or cancellation of the Offering unless terminated by either Party pursuant to this Section 8.

a. Either Party may terminate their participation in this Agreement without cause by giving 10 days' notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination.

b. Either Party may terminate their participation in this Agreement for a material breach of this Agreement immediately by giving notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination. The non-breaching Party has the sole discretion to grant a period to cure by giving notice via email of the time period for such cure. However, the grant of a cure period does not waive any indemnification or rights of the non-breaching Party to pursue all remedies.

c. In the event of any termination, the responsibilities of each party detailed in Section 2 shall cease.

9. Mutual Indemnification: The Parties hereby agree as follows:

a. To the extent permitted by law, the Issuer will indemnify Jumpstart and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from Jumpstart's willful misconduct or gross negligence in performing the services described herein.

b. Promptly after receipt by Jumpstart of notice of any claim or the commencement of any action or proceeding with respect to which Jumpstart is entitled to indemnity hereunder, Jumpstart will notify the Issuer in writing of such claim or of the commencement of such action or proceeding, and the Issuer will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Jumpstart and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, Jumpstart will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if counsel for Jumpstart reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Issuer and Jumpstart. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel. The Issuer will have the exclusive right to settle the claim or proceeding provided that the Issuer will not settle any such claim, action or proceeding without the prior written consent of Jumpstart, which will not be unreasonably withheld.

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c. The Issuer agrees to notify Jumpstart promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

d. If for any reason the foregoing indemnity is unavailable to Jumpstart or insufficient to hold Jumpstart harmless, then the Issuer shall contribute to the amount paid or payable by Jumpstart as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and Jumpstart on the other, but also the relative fault of the Issuer on the one hand and Jumpstart on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Jumpstart's share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by Jumps tart under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by Jumpstart).

10. Certain Placement Procedures. On or prior to the date the securities are made available for purchase by subscribers for the purchase and sale of the securities to subscribers in the Offering (the "Closing Date"), Jumpstart shall have obtained from the Issuer the following:

a. Officers' Certificate signed by the Chairman of the Board or the Chief Executive Officer and the Secretary of the Issuer (in their capacities as such) to the effect that the Issuer has performed all covenants and complied with all conditions required by this Agreement to be performed or complied with by the Issuer, that the representations and warranties of the Issuer set forth herein and the disclosure provided in the offering materials are true and correct.

b. Secretary's Certificate signed by the Secretary or Assistant Secretary of the Issuer, respectively, certifying (i) that the Certificate of Incorporation and Bylaws, as amended of the Issuer are true and complete, have not been modified and are in full force and effect, (ii) that the resolutions of the Issuer's Board of Directors relating to the public offering contemplated by this Agreement are in full force and effect and have not been modified, (iii) as to the accuracy and completeness of all correspondence between the Issuer or its counsel and the Commission, and (iv) as to the incumbency of the officers of the Issuer. The documents referred to in such certificate shall be attached to such certificate.

c. Legal Opinion of Issuer Counsel and negative assurance statement with respect to offering customarily provided in public offerings addressed to Jumpstart Securities in form and substance satisfactory to Jumpstart Securities.

11. Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each party may become aware of and/or in possession of confidential, non-public information of the other party. Except as necessary in this Agreement's performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Jumpstart to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.

12. Notices/Invoices: All notices given and invoices issued pursuant to this Agreement shall be in writing and sent via email to:

• Jumpstart Securities, LLC:

• Issuer: Cloudastructure Inc.

13. Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FIN RA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority ("FINRA"), with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees.

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14. Entire Agreement, Amendment, Severability and Force Majeure: This Agreement contains the entire agreement between Issuer and Jumpstart regarding this Agreement. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement must be amended in writing.

15. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

Cloudastructure, Inc. Issuer, by /s/ Greg Smitherman Name: Greg Smitherman Email : Title: CFO	JumpStart Securities, LLC /s/ Jonathan Self Name Jonathan Self Email: Title: CEO

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